AMERICA FIRST APARTMENT INVESTORS, INC. COMPLETES ACQUISITION OF NORTH CAROLINA APARTMENT
PORTFOLIO FOR $62 MILLION

Announces $70 Million Credit Facility with Wells Fargo and Fannie Mae

Omaha, Neb., October 3, 2006 – America First Apartment Investors, Inc.(NASDAQ: APRO), a multifamily real estate investment trust, announced today that it has completed the acquisition of a four property portfolio comprised of 1,052 apartments for $62.6 million. The properties include Morganton Place and the Village of Cliffdale, both located in Fayetteville, North Carolina near Ft. Bragg, the nation’s largest Army base, and Woodberry Apartments in Asheville, North Carolina. The portfolio acquisition also includes a third Fayetteville property, Cumberland Trace, which the Company intends to sell, as previously announced. Given the level of cash flow generated currently by these properties, the Company expects these acquisitions to be accretive to its funds from operation.

The Company also announced that it has entered into a $70 million credit facility with Fannie Mae and Wells Fargo Multifamily Capital, which specializes in providing permanent financing for multifamily properties and healthcare facilities. The Company has the option to expand the facility by an additional $50 million. The credit facility allows the flexibility of opting for either fixed or variable rate financing for up to a 10 year term. The Company will use the facility to fund conventional mortgage financing and will have the ability to utilize Fannie Mae credit enhancement on tax exempt bond financings on its existing portfolio or for future property acquisitions.

APRO funded the purchase of the property portfolio largely through the proceeds generated from the sale of the Belvedere property in June of this year and debt financing provided by the Wells Fargo/Fannie Mae credit facility. The debt portion of the monies used to purchase Morganton Place, Village of Cliffdale and Woodberry equals $37.6 million and carries a fixed interest rate of 5.56% for ten years. The Company utilized short term floating rate financing to purchase Cumberland Trace, the property expected to be sold within the next few months.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 33 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

CONTACT: Maurice Cox 800-239-8787

Jack Cassidy 212-935-8760